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                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                        FILED PURSUANT TO SECTION 8(a) OF
                       THE INVESTMENT COMPANY ACT OF 1940


                  The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

Name:  AETOS DISTRESSED INVESTMENT STRATEGIES FUND, LLC

Address of Principal Business Office (No. & Street, City, State, and Zip Code):

                  375 Park Avenue
                  New York, New York 10152

Telephone Number (including area code): 212-201-2500

Name and Address of Agent for Service of Process:

                  Harold J. Schaaff, Esq.

                  Mailing Address:
                  375 Park Avenue
                  New York, New York 10152

Check Appropriate Box:

                  Registrant is filing a Registration Statement pursuant to
Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                  YES  /x/         NO  / /


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                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of New York and State of New York on the 25th day of March, 2002.

                           AETOS DISTRESSED INVESTMENT STRATEGIES FUND, LLC


                           By:  /s/ James M. Allwin
                                --------------------------
                                James M. Allwin, President

Attest:


/s/ Harold J. Schaaff
----------------------------
Harold J. Schaaff, Secretary

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